PRESS RELEASE

ROFIN-SINAR EXPANDS PRODUCT RANGE INTO LOW-POWER CARBON-DIOXIDE LASERS. Hamburg, Germany/Plymouth MI, January 20,1998 - Rofin-Sinar Technologies,
Inc., (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced the formation of a new UK-based company, Rofin-Sinar UK Ltd., to develop and manufacture a new range of low-power lasers, to complement its existing portfolio of products. As part of its investment in the UK company, Rofin-Sinar Technologies Inc. has entered into a definitive agreement to acquire the business assets of Palomar Technologies Ltd., Kingston upon Hull, UK, a wholly owned subsidiary of Palomar Medical Technologies, Inc. (NASDAQ:
PMTI). Terms of the acquisition were not disclosed.

The new range of products is based on sealed gas laser expertise and proprietary diffusion cooled Slab laser technology to produce CO2 lasers in the range 25 to 600 Watts. As the current Rofin-Sinar Slab technology starts at 1000 Watts output power, these new lasers will complete the product offering and allow the company access to new market opportunities in lower power laser processing. The new UK company is formed by transfer of experienced personnel from Palomar Technologies Ltd. to the new entity. According to Laser Report (January 1998) the market for sealed low-power CO2 lasers for material processing was approximately 60 million US dollars in 1997 and is expected to increase 20% in 1998. Low power CO2 lasers are typically used for cutting (paper, glass, plastics) and marking, but the increasing demand for rapid prototyping is expected to open up new market opportunities in the future. The UK-based new venture positions Rofin-Sinar to leverage its extensive materials processing experience to grow its profile in the low-power CO2 laser market.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers; Rofin-Sinar's common shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin-sinar.com.

Palomar Medical Technologies, Inc. is a leading supplier of proprietary laser systems for dermatological and cosmetic laser treatments. Palomar Medical Technologies' common shares trade on the NASDAQ Small Cap Market under the symbol PMTI.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demands for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company takes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to risk disclosures outlined in the Company's reports on Forms 10-K, 10-Q and 8K, as applicable.